Exhibit 99

For Release: August 21, 2008

Strong Global Comparable Sales and Substantial Net Restaurant Expansion
Drive Robust Fourth Quarter and Annual Results
at Burger King

Miami – August 21, 2008 – Burger King Holdings Inc. (NYSE: BKC):

Fourth quarter highlights:

•	18th consecutive quarter of worldwide positive comparable sales; 5.3 percent
•	17th consecutive quarter of United States and Canada positive comparable sales; 5.5 percent
•	Worldwide revenues of $646 million; up 9 percent
•	Adjusted earnings per share of $0.37; up 28 percent
•	Net restaurant count increases by 110

Fiscal year highlights:

•	Record worldwide revenues of $2.455 billion; up 10 percent
•	Record worldwide average restaurant sales of $1.3 million; up 9 percent
•	Adjusted earnings per share of $1.38; up 24 percent
•	Net restaurant count increased by 282
•	Worldwide revenues and profitability met or exceeded company’s annual growth targets

(In millions, except share and per share amounts)

	Three Months Ended June 30, 2008	Three Months Ended June 30, 2007	Better /(Worse)	Twelve Months Ended June 30, 2008	Twelve Months Ended June 30, 2007	Better /(Worse)
Revenues	$646	$590	9%	$2,455	$2,234	10%

Net income	$51	$36	42%	$190	$148	28%

Adjusted net income[1]	$51	$40	28%	$190	$152	25%

Diluted earnings per share, as reported	$0.37	$0.26	42%	$1.38	$1.08	28%

Item affecting comparability[1]	$-	$0.03	NM	$-	$0.03	NM

Diluted earnings per share, as adjusted[1]	$0.37	$0.29	28%	$1.38	$1.11	24%

Weighted average diluted shares	137.3	137.6	-	137.6	136.8	-

NM means not meaningful

1Fourth quarter fiscal 2007 and fiscal 2007 adjusted net income and adjusted diluted earnings per share exclude a $7 million pre-tax unusual item related to the termination of the company’s lease for a new headquarters facility which the company had proposed to build in Coral Gables, Fla.  There were no adjustments to these measures for the fourth quarter of fiscal 2008 or fiscal 2008.

Burger King Holdings Inc. delivered solid worldwide results for the fourth quarter of 2008 and a record 2008 fiscal year. Strong progressive improvements across the company’s strategic global growth pillars – marketing, products, operations and development – drove substantial increases in financial performance over the prior year periods.

The company posted strong revenues for the fourth quarter of $646 million, up 9 percent from $590 million in the same quarter last year. For the fiscal year, the company reported record revenues of $2.455 billion, up 10 percent from $2.234 billion in the prior year. Revenues for the quarter and the full year were primarily driven by strong worldwide comparable sales and substantial net restaurant expansion.

Traffic and sales continued to increase worldwide, resulting in comparable sales growth of 5.3 percent for the fourth quarter, marking the 18th consecutive quarter of positive comparable sales growth. In the United States and Canada, comparable sales were up 5.5 percent for the fourth quarter, the 17th consecutive quarter of positive comparable sales growth.

“Our strong quarterly and annual performance confirms the strength and the momentum of our worldwide business,” said Chairman and Chief Executive Officer John Chidsey. “Throughout the quarter, we drove strong comparable sales by continuing to leverage our products and promotions across many markets, including the launch of the Indy Whopper® sandwich in connection with the Indiana JonesTM blockbuster movie, The Kingdom of the Crystal SkullTM.

“In May, we extended hours of operations in our U.S. restaurants enabling us to capture a larger market share of the fastest growing dayparts – both breakfast and late-night. Furthermore, we increased our SuperFamily traffic with adventure filled promotions, including The Incredible HulkTM, Iron ManTM and SpongeBob’s Pest of the WestTM.

“In EMEA, we continued to respond to consumer demand for high-margin indulgent products including the Steakhouse Burger platform and New York Steak Sandwich. In APAC, we focused on the snacking daypart with our Value Snacking Menu and the launch of our breakfast platform in New Zealand. In Latin America, we featured products such as our BKTM Stacker sandwich and Steakhouse Burger platform. Our quality, value and convenience drove solid sales momentum throughout all regions across the globe,” concluded Chidsey.”

Worldwide trailing 12-month average restaurant sales (ARS) reached a record high. The system surpassed the $1.30 million ARS threshold for the first time, reporting a 9 percent increase to $1.30 million compared to $1.19 million in the same period last year. Worldwide fourth quarter fiscal 2008 ARS also increased 9 percent to $338,000 compared to $311,000 in the same quarter last year.

Worldwide company restaurant margin decreased 170 basis points to 13.1 percent from 14.8 percent in the fourth quarter and by 70 basis points to 14.3 percent from 15.0 percent for the full fiscal year. The decrease during the fourth quarter and fiscal year was primarily driven by higher commodity costs and expenses related to the company’s U.S. and Canada reimaging program. These additional costs were partially offset by significantly improved margins in the EMEA/APAC and Latin America reporting segments driven by strong comparable sales. Net of reimaging costs of approximately $8 million, worldwide company restaurant margins declined just 20 basis points for the full fiscal 2008 year despite industry-wide commodity pressures.

The company continued its focus on controlling and leveraging its general and administrative (G&A) costs worldwide, effectively reducing these costs as a percentage of revenues by 190 basis points in the fourth quarter. For the full fiscal year, G&A declined 80 basis points as a percentage of revenue.

For the quarter, earnings per share rose to $0.37 compared to earnings per share of $0.26 and adjusted earnings per share of $0.29 during the same period last year. For the full fiscal year, earnings per share rose to $1.38 compared to earnings per share of $1.08 and adjusted earnings per share of $1.11 for fiscal 2007. Adjusted earnings per share for the fourth quarter of 2007 and fiscal 2007 exclude the previously announced $7 million in pre-tax costs related to the termination of the company’s lease for a new headquarters facility which the company had proposed to build in Coral Gables, Fla. There were no adjustments to earnings per share for the fourth quarter of 2008 and fiscal 2008.

Uses of Cash

“In the fourth quarter, we continued to execute on our portfolio management and reimaging program utilizing our balance sheet to fund those initiatives that are expected to drive the highest returns for our shareholders,” said Ben Wells, chief financial officer. “We have completed our reimaging work on 32 restaurants in the U.S. and are pleased with the sales lifts they are realizing. We currently have 19 units in progress and expect to reimage a total of 39 restaurants during fiscal 2009.”

Wells concluded: “As previously announced, in April we acquired 56 restaurants located in the Carolinas from one of our largest franchisees, Heartland. And in the first quarter of fiscal 2009, we acquired 72 restaurants located in Nebraska and Iowa from Simmonds Restaurant Management. Our ongoing portfolio management strategy is expected to drive growth by pairing optimal ownership structures with profitable development opportunities in new and existing markets.”

Development

The company continued its strategic worldwide expansion in the fourth quarter, opening a net 110 restaurants worldwide, the largest number of quarterly net restaurant openings in seven years. For the fiscal year, the company opened a net 282 restaurants, approximately two times higher than in the prior year. Over 80 percent of net restaurant growth occurred in existing and new international markets including Bulgaria, Romania, Colombia and Curaçao.

“I am pleased with our strong net restaurant growth and excited about the momentum building in our global development pipeline,” Chidsey said. “In the U.S. and Canada, we achieved net restaurant growth for the first time in six years. In June alone, we opened, on average, more than one restaurant every day with a total of 35 openings. Development in EMEA/APAC accelerated during the year and represented 56 percent of the total net restaurant openings. And in Latin America, we attained an important milestone with the opening of our 1,000th restaurant. Potential and existing franchisees are recognizing the success of our business model and are seeking development opportunities. I am confident that our disciplined development strategy will enable us to continue our brand’s profitable growth worldwide.”

Future Growth

During the third quarter of fiscal 2008, the company raised its financial guidance for revenue and earnings per share for the fiscal year due to better-than-expected sales. The company met this increased annual financial guidance:

➢	Grew revenues by 10 percent (original target was 6 to 7 percent; revised target was 10 percent)
➢	Increased adjusted earnings per share by 24 percent (original target was 12 to 15 percent; revised target was 20 percent plus)

In the first quarter of fiscal 2009, the company launched innovative product offerings geared towards attracting SuperFamily traffic, including its new healthier option BK® Kids Meal consisting of BKTM Fresh Apple Fries and nutritionally fortified KRAFT® Macaroni and Cheese. Promotions of memorable kid’s favorites such as PokemonTM, CrayolaTM and NeopetsTM are also expected to drive sales in this market segment. In addition, throughout the quarter, the company will focus on the breakfast and late-night dayparts, with high-demand products such as the Cheesy Bacon BK WrapperTM and the Cheesy Bacon Tendercrisp® Chicken Sandwich.

Chidsey concluded: “This past fiscal year, the team delivered record sales and earnings in spite of a challenging macro-economic environment. We experienced our best traffic performance in more than ten years as guests sought our convenience and affordable quality products. We remain focused on progressive improvement across all our strategic global growth pillars – marketing, products, operations and development – and in our reimaging and portfolio management initiatives.

“I am confident in our ability to carry our strong momentum into the 2009 fiscal year. We remain committed to delivering top of the industry financial performance and expect full year fiscal 2009 earnings per share of $1.54 to $1.59.”

About Burger King Holdings Inc.

The Burger King® system operates more than 11,500 restaurants in all 50 states and 72 countries and U.S. territories worldwide. Approximately 90 percent of Burger King® restaurants are owned and operated by independent franchisees, many of which are family-owned operations that have been in business for decades. To learn more about Burger King Holdings, Inc., please visit the company's web site at www.bk.com.

Related Communication

Burger King Holdings Inc. (NYSE:BKC) will hold its fourth quarter earnings call for fiscal year 2008 on Thursday, August 21, at 10 a.m. (Eastern time) following the release of its fourth quarter and full year results before the stock market opens on the same day.  During the call, Chairman and Chief Executive Officer John Chidsey, Chief Financial Officer Ben Wells and Senior Vice President of Investor Relations and Global Communications Amy Wagner will discuss the company's fourth quarter and full fiscal year results and fiscal 2009 guidance.

U.S. participants may access the earnings call by dialing (888) 713-4215; participants outside the United States may access the call by dialing (617) 213-4867. The participant passcode is 65591373. The call will be available for replay under the company's Web site at www.bk.com through the Investor Relations link for a period of 90 days.

Participants may also pre-register for the conference call at https://www.theconferencingservice.com/prereg/key.process?key=PJTFX3FHJ (Due to its length, this URL may need to be copied/pasted into your Internet browser's address field. Remove the extra space if one exists).

CONTACT: Burger King Holdings Inc., Miami
BKC Media Relations
Denise Wilson, 305-378-7277
dwilson2@whopper.com
or
BKC Investor Relations
Amy Wagner, 305-378-7696
awagner@whopper.com

FORWARD-LOOKING STATEMENTS

Certain statements made in this report that reflect management's expectations regarding future events and economic performance are forward-looking in nature and, accordingly, are subject to risks and uncertainties.  These forward looking statements include statements regarding our expectations regarding the strength and momentum of our worldwide business; our expectations regarding worldwide net restaurant growth, our global development pipeline and our ability to execute on our development strategy; our expectations regarding the ability of our business model to drive development by potential and existing franchisees; our ability to use our ongoing portfolio management strategy to drive growth in new and existing markets; our continued focus on progressive improvement across strategic global growth pillars, our reimaging initiative and our portfolio management initiative; our expectations regarding the success of our promotional calendar for the first quarter of fiscal 2009; our expectations regarding the ability of our reimaging program to increase sales; our ability to continue to capture a larger market of the fastest growing dayparts -- breakfast and late night; our beliefs and expectations regarding fiscal 2009, including our reimaging program in fiscal 2009; our ability to continue to deliver top of industry financial performance, including our earnings per share guidance for fiscal 2009, and other expectations regarding our future financial and operational results.  These forward-looking statements are only predictions based on our current expectations and projections about future events.  Important factors could cause our actual results, level of activity, performance or achievements to differ materially from those expressed or implied by these forward-looking statements.

These factors include those risk factors set forth in filings with the Securities and Exchange Commission, including our annual and quarterly reports, and the following:

•	Our ability to compete domestically and internationally in an intensely competitive industry;

•	Our ability to successfully implement our international growth strategy;

•
Our ability to manage increases in our operating costs, including costs of food and paper products, rent expense, energy costs and labor costs, which can adversely affect our operating margins and financial results, particularly in an environment of declining sales or challenging macroeconomic conditions, if we choose not to pass, or cannot pass, these increased costs to our guests;

•	Risks related to our international operations;

•
Economic or other business conditions that may affect the desire or ability of our customers to purchase our products such as inflationary pressures, higher unemployment rates, unprecedented increases in gas prices, declines in median income growth, consumer confidence and consumer discretionary spending and changes in consumer preferences;

•	Our continued good relationship with, and the success of, our franchisees;

•	Our continued ability, and the ability of our franchisees, to obtain suitable locations and financing for new restaurant development;

•	The effectiveness of our marketing and advertising programs and franchisee support of these programs;

•	Risks related to the loss of any of our major distributors, particularly in those international markets where we have a single distributor and interruptions in the supply of necessary products to us;

•
Our ability to execute on our reimaging program in the U.S. and Canada to increase sales and profitability, and the short term impact of our reimaging program on revenues and operating margins due to temporary restaurant closures and accelerated depreciation of the assets to be disposed of through their disposal date;

•
Risks related to franchisee financial distress which could result in, among other things, restaurant closures, delayed or reduced payments to us of royalties and rents and increased exposure to third parties such as landlords;

•	Risks related to the renewal of franchise agreements by our franchisees;

•	The ability of franchisees who are experiencing losses from their other businesses to continue to make payments to us and invest in our brand;

•	Our ability to identify and consummate successfully acquisition and development opportunities in new and existing markets;

•	Our ability to continue to extend our hours of operations, at least in the U.S. and Canada, to capture a larger market of both the breakfast and late night dayparts;

•	Changes in consumer perceptions of dietary health and food safety and negative publicity relating to our products;

•	Our ability to retain or replace executive officers and key members of management with qualified personnel;

•	Fluctuations in international currency exchange and interest rates, and their impact on both pretax income and the income tax provision;

•	Our ability to refinance or modify our bank debt on favorable terms given the current lending environment;

•
Our ability to utilize foreign tax credits to offset our U.S. income taxes due to continuing losses in the U.K. and other factors and risks related to the impact of changes in statutory tax rates in foreign jurisdictions on our deferred taxes and effective tax rate;

•	Our ability to realize our expected tax benefits from the realignment of our European and Asian businesses;

•	Changes in demographic patterns of current restaurant locations;

•	Our ability to adequately protect our intellectual property;

•	Risks related to market conditions, including the market price and trading volume of our common stock, that would affect the volume of purchases, if any, made under our Share Repurchase Program;

•	Our ability to manage changing labor conditions and difficulties in staffing our international operations;

•	Risks related to disruptions and catastrophic events, including war, terrorism and other international conflicts, public health issues and natural disasters;

•	Adverse legal judgments, settlements or pressure tactics; and

•	Adverse legislation or regulation.

These risks are not exhaustive and may not include factors which could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We do not undertake any responsibility to update any of these forward-looking statements to conform our prior statements to actual results or revised expectations.

Burger King Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars and shares in millions, except for per share data)

			Increase / (Decrease)
Three Months Ended June 30,	2008	2007	$	%
Revenues:
Company restaurant revenues	$471	$433	$38	9%
Franchise revenues	143	126	17	13%
Property revenues	32	31	1	3%
Total revenues	646	590	56	9%
Company restaurant expenses	409	369	40	11%
Selling, general and administrative expenses	130	128	2	2%
Property expenses	17	16	1	6%
Other operating (income) expense, net	8	5	3	60%
Total operating costs and expenses	564	518	46	9%
Income from operations	82	72	10	14%
Interest expense	14	17	(3)	(18)%
Interest income	(1)	(1)	-	0%
Interest expense, net	13	16	(3)	(19)%
Income before income taxes	69	56	13	23%
Income tax expense	18	20	(2)	(10)%
Net income	$51	$36	$15	42%

Earnings per share - basic (1)	$0.38	$0.26	$0.12	46%
Earnings per share - diluted (1)	$0.37	$0.26	$0.11	42%

Weighted average shares - basic	134.9	135.0
Weighted average shares - diluted	137.3	137.6

(1)  Earnings per share is calculated using whole dollars and shares.

			Increase / (Decrease)
Twelve Months Ended June 30,	2008	2007	$	%
Revenues:
Company restaurant revenues	$1,796	$1,658	$138	8%
Franchise revenues	537	460	77	17%
Property revenues	122	116	6	5%
Total revenues	2,455	2,234	221	10%
Company restaurant expenses	1,538	1,409	129	9%
Selling, general and administrative expenses	500	474	26	5%
Property expenses	62	61	1	2%
Other operating (income) expense, net	1	(1)	2	NM
Total operating costs and expenses	2,101	1,943	158	8%
Income from operations	354	291	63	22%
Interest expense	67	73	(6)	(8)%
Interest income	(6)	(6)	-	0%
Interest expense, net	61	67	(6)	(9)%
Loss on early extinguishment of debt	-	1	(1)	NM
Income before income taxes	293	223	70	31%
Income tax expense	103	75	28	37%
Net income	$190	$148	$42	28%

Earnings per share - basic (1)	$1.40	$1.11	$0.29	26%
Earnings per share - diluted (1)	$1.38	$1.08	$0.30	28%

Weighted average shares - basic	135.1	133.9
Weighted average shares - diluted	137.6	136.8

(1)  Earnings per share is calculated using whole dollars and shares.
NM- Not meaningful

PERFORMANCE INDICATORS AND USE OF NON-GAAP FINANCIAL MEASURES

To supplement the Company’s condensed consolidated financial statements presented on a GAAP basis, the Company uses three key business measures as indicators of the Company’s operational performance: sales growth, comparable sales growth and average restaurant sales.  These measures are important indicators of the overall direction, trends of sales and the effectiveness of the Company’s advertising, marketing and operating initiatives and the impact of these on the entire Burger King® system. System-wide data represent measures for both Company and franchise restaurants. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis. References to fiscal 2007 and fiscal 2008 are to the fiscal years ended June 30, 2007 and 2008, respectively.

The Company also provides certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share.

EBITDA is defined as earnings (net income) before interest, taxes, depreciation and amortization, and is used by management to measure operating performance of the business. Management believes that EBITDA is a useful measure as it reflects certain operating drivers of the Company’s business, such as sales growth, operating costs, selling, general and administrative expenses and other income and expense. EBITDA is also one of the measures used by the Company to calculate incentive compensation for management and corporate-level employees.

Adjusted EBITDA for fiscal 2007 excludes the effects of costs associated with the termination of the Company’s lease for a new headquarters facility, which the Company had proposed to build in Coral Gables, FL (“lease termination costs”). There were no adjustments to EBITDA for fiscal 2008.

While EBITDA and Adjusted EBITDA are not recognized measures under GAAP, management uses these financial measures to evaluate and forecast the Company’s business performance. These non-GAAP measures have certain material limitations, including:

▪
they do not include interest expense, net. As the Company has borrowed money for general corporate purposes, interest expense is a necessary element of its costs and ability to generate profits and cash flows;

▪	they do not include depreciation and amortization expenses. As the Company uses capital assets, depreciation and amortization are necessary elements of its costs and ability to generate profits; and
▪	they do not include provision for taxes. The payment of taxes is a necessary element of the Company’s operations.

Management compensates for these limitations by using EBITDA and Adjusted EBITDA as only two of several measures for evaluating the Company’s business performance.  In addition, capital expenditures, which impact depreciation and amortization, interest expense and income tax expense, are reviewed separately by management. Management believes these non-GAAP measures provides both management  and investors with a more complete understanding of the underlying operating results and trends and an enhanced overall understanding of the Company’s financial performance and prospects for the future. Neither EBITDA nor Adjusted EBITDA is intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income as they do not take into account certain requirements such as capital expenditures and related depreciation, principal and interest payments and tax payments.

Adjusted net income for fiscal 2007 excludes the after tax effects of the lease termination costs. Adjusted income tax expense for the three and twelve months ended June 30, 2007 is calculated by using the Company’s actual tax rate for all items with the exception of the lease termination costs to which a U.S. federal and state rate of 37% has been applied. Adjusted earnings per share is calculated using adjusted net income divided by weighted average shares outstanding. These measures allow management to measure performance on a more comparable basis. There were no adjustments to net income or earnings per share for fiscal 2008.

In this press release, the Company also provides worldwide Company restaurant margin, net of reimaging costs, which is a non-GAAP financial measure.  As the reimaging costs reflect significant non-recurring costs for each restaurant in the reimaging program, management believes that it is important to exclude these costs in order to understand the Company’s financial performance in comparison to the prior year period.  Company restaurant margin, net of the reimaging costs, is calculated by including lost net revenues due to the temporary closures of Company restaurants in the reimaging program (net of the increase from additional sales generated by the restaurants that have been reimaged) to Company restaurant revenue and by excluding costs, including accelerated depreciation and amortization and construction costs, associated with the reimaging program during fiscal 2008 from Company restaurant expenses.  This measure is subject to limitations, including the fact that structural investments in restaurants is an important element of our growth and that such costs may continue in the future as long as the Company continues to implement its reimaging program.  Management compensates for these limitations by also reviewing Company restaurant margin numbers without excluding reimaging costs.

Non–GAAP Reconciliations
 (In millions except per share data)

Reconciliations for EBITDA, adjusted EBITDA, adjusted net income and adjusted earnings per share are as follows:

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
EBITDA and adjusted EBITDA

Net income	$51	$36	$190	$148
Interest expense, net	13	16	61	67
Loss on early extinguishment of debt	-	-	-	1
Income tax expense	18	20	103	75
Depreciation and amortization	26	24	96	89
EBITDA	108	96	450	380
Adjustments:
Lease termination costs	-	7	-	7
Adjusted EBITDA	$108	$103	$450	$387

Adjusted net income

Net Income	$51	$36	$190	$148
Income tax expense	18	20	103	75
Income before income taxes	69	56	293	223
Adjustments:
Lease termination costs	-	7	-	7
Adjusted Income before income taxes	69	63	293	230

Adjusted income tax expense (1)	18	23	103	78

Adjusted net income	$51	$40	$190	$152

Weighted average shares outstanding - diluted	137.3	137.6	137.6	136.8

Earnings per share- diluted (2)	$0.37	$0.26	$1.38	$1.08
Adjusted earnings per share- diluted (2) (3)	$0.37	$0.29	$1.38	$1.11

(1)    Adjusted income tax expense for the three and twelve months ended June 30, 2007 is calculated by using the Company's actual tax rate for all items with the exception of the lease termination costs to which a U.S. federal and state tax rate of 37% has been applied.
(2)    Diluted earnings per share is calculated using whole dollars and diluted weighted average shares outstanding.
(3)    Adjusted diluted earnings per share is calculated using adjusted net income divided by diluted weighted average shares outstanding.

	Three Months Ended June 30,		Twelve Months Ended June 30,
	2008	2007	2008	2007
Adjusted Company restaurant margin

Company restaurant revenues	$471	$433	$1,796	$1,658
Adjustments:
Lost net revenue due to restaurant closures	2	-	1	-
Adjusted Company restaurant revenues	$473	$433	$1,797	$1,658

Company restaurant expenses
Adjustments:	$409	$369	$1,538	$1,409
Accelerated depreciation and amortization
and construction costs	2	-	7	-
Adjusted Company restaurant expenses	$407	$369	$1,531	$1,409

Company restaurant margin	$62	$64	$258	$249
Company restaurant margin % (4)	13.1%	14.8%	14.3%	15.0%

Adjusted Company restaurant margin	$66	$64	$266	$249
Adjusted Company restaurant margin % (4)	14.0%	14.8%	14.8%	15.0%

(4)  Calculated using dollars expressed in hundreds of thousands

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales growth
Refers to the change in restaurant sales in one period from the comparable prior year period for restaurants that have been open for thirteen months or longer, excluding the impact of foreign currency translation.

Sales growth	Refers to the change in restaurant sales from one period to another, excluding the impact of foreign currency translation.

Constant Currencies	Excludes impact of foreign currency translation.

Average restaurant sales	Refers to average restaurant sales for the defined period. It is calculated as the total sales averaged over total store months for all restaurants open during that period.

Worldwide	Refers to measures for all geographic locations on a combined basis.

System or system-wide	Refers to measures with Company-owned and franchise restaurants combined. Unless otherwise stated, sales growth, comparable sales growth and average restaurant sales are presented on a system-wide basis.

Franchise sales	Refers to sales at all franchise restaurants and is revenues to franchisees. Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of sales from franchise restaurants and are reported as franchise revenues by the Company.

Company restaurant revenues	Consists of sales at Company-owned restaurants.

Franchise revenues	Consists primarily of royalties earned on franchise sales and franchise fees. Royalties earned are based on a percentage of franchise sales.

Property revenues	Includes property income from real estate that the Company leases or subleases to franchisees.

Company restaurant expenses
Consists of all costs necessary to manage and operate Company-owned restaurants including (a) food, paper and product costs, (b) payroll and employee benefits, and (c) occupancy and other operating expenses, which include rent, utility costs, insurance, repair and maintenance costs, depreciation for restaurant property and other operating costs.

Company restaurant margin	Represents Company restaurant revenues less Company restaurant expenses. Company restaurant margin is calculated using dollars expressed in hundreds of thousands.

Property expenses	Includes rent and depreciation expense related to properties leased or subleased by the Company to franchisees and the cost of building and equipment leased by the Company to franchisees.

Selling, general and administrative expenses (SG&A)
Comprises (a) selling expenses, which include advertising and promotional expenses and bad debt expense, and (b) general and administrative expenses, which include costs of field management for Company-owned and franchise restaurants and corporate overhead, including corporate salaries and facilities.

Other operating (income) expense, net
Includes income and expenses that are not directly derived from the Company’s primary business such as gains and losses on asset and business disposals, write-offs associated with Company restaurant closures, impairment charges, settlement losses recorded in connection with acquisitions of franchise operations, gains and losses on foreign currency transactions, gain and losses on foreign currency forward contracts and other miscellaneous items.

Burger King Holdings, Inc. and Subsidiaries
Supplemental Information
Three and Twelve Months Ended June 30, 2008

SUPPLEMENTAL INFORMATION

The following supplemental information relates to Burger King Holdings, Inc.’s results for the three and twelve months ended June 30, 2008.

Our business operates in three reportable business segments: (1) the United States (U.S.) and Canada; (2) Europe, the Middle East, Africa and Asia Pacific, or EMEA/APAC; and (3) Latin America.

Seasonality

Restaurant sales are typically higher in the spring and summer months (our fourth and first fiscal quarters) when the weather is warmer than in the fall and winter months (our second and third fiscal quarters). Restaurant sales during the winter are typically highest in December, during the holiday shopping season. Our restaurant sales and Company restaurant margin are typically lowest during our third fiscal quarter, which occurs during the winter months and includes February, the shortest month of the year.

Revenues (Dollars in millions)

Revenues consist of Company restaurant revenues, franchise revenues and property revenues.

	Three Months Ended June 30,			Twelve Months Ended June 30,
			% Increase			% Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)
Company restaurant revenues:
U.S. & Canada	$315	$281	12%	$1,172	$1,082	8%
EMEA/APAC	137	136	1%	555	515	8%
Latin America	19	16	19%	69	61	13%
Total Company restaurant revenues	471	433	9%	1,796	1,658	8%
Franchise revenues:
U.S. & Canada	84	78	8%	318	284	12%
EMEA/APAC	47	37	27%	173	135	28%
Latin America	12	11	9%	46	41	12%
Total franchise revenues	143	126	13%	537	460	17%
Property revenues:
U.S. & Canada	23	22	5%	89	85	5%
EMEA/APAC	9	9	0%	33	31	6%
Latin America	NA	NA	NA	NA	NA	NA
Total property revenues	32	31	3%	122	116	5%
Total revenues:
U.S. & Canada	422	381	11%	1,579	1,451	9%
EMEA/APAC	193	182	6%	761	681	12%
Latin America	31	27	15%	115	102	13%
Total revenues	$646	$590	9%	$2,455	$2,234	10%

 NA- Not applicable

Total Revenues

Total revenues increased by $56 million, or 9%, to $646 million for the three months ended June 30, 2008, primarily as a result of worldwide comparable sales growth of 5.3% for the fourth quarter of fiscal 2008 and the opening of 282 new restaurants (net of closures) during the fiscal year. Net openings for fiscal 2008 were: 24 in the U.S. and Canada; 159 in EMEA/APAC; and 99 in Latin America. Revenues for the three month period also increased due to an increase in effective royalty rates, primarily in the U.S. and Canada, and the favorable impact of foreign currency exchange rates, which contributed $25 million, or 45%, of the total increase in revenues, primarily in EMEA. Positive comparable sales for the period were fueled by our strategic initiatives related to our global growth pillars – marketing, products, operations and development - including our barbell menu strategy of innovative indulgent products and value menu items and continued development of our breakfast and late night dayparts. Promotional tie-ins during the fourth quarter included Indiana Jones™ and the Kingdom of the Crystal Skull™, The Incredible Hulk™ and Iron Man™.

Total revenues increased by $221 million, or 10%, to $2.5 billion for the fiscal year ended June 30, 2008, primarily as a result of worldwide comparable sales growth of 5.4% for the period, the opening of new restaurants, an increase in effective royalty rates primarily in the U.S. and Canada and the favorable impact on revenues from the movement of foreign currency exchange rates, which contributed $88 million, or 40%, of the total increase in revenues, primarily in EMEA.  Positive comparable sales for the period were fueled by the same strategic initiatives and promotional tie-ins noted above, as well as successful promotional tie-ins from earlier in the year such as The Simpsons™ Movie and Transformers™ and product promotions, such as the Whopper® 50th anniversary promotion featuring the Whopper® Freakout media campaign and the Whopper® Superiority promotion.

For the three months and fiscal year ended June 30, 2008, the favorable impact on revenues from the movement of foreign currency exchange rates was substantially offset by the unfavorable impact of exchange rates on Company restaurant expenses and selling, general and administrative expenses, resulting in a net favorable impact on income from operations of $2 million and $8 million, respectively.

U.S. & Canada

Revenues in the U.S. and Canada increased by $41 million, or 11%, to $422 million for the three months ended June 30, 2008, compared to the same period in the prior year, driven by comparable sales growth of 5.5% for the period, a net increase of 24 restaurants during the fiscal year, the acquisition of 72 franchise restaurants (net of Company restaurants sold, referred to as “refranchisings”) during the fiscal year, an increase in effective royalty rates and the favorable impact on revenues from the movement of foreign currency exchange rates in Canada for the period, which contributed $4 million, or 10%, of the increase in revenues in this segment. Positive comparable sales in the U.S. and Canada for the period were driven primarily by successful indulgent product promotions such as the Steakhouse Burger in the U.S., promotional tie-ins with global marketing properties, such as Indiana Jones™ and the Kingdom of the Crystal Skull™, Iron Man™ and The Incredible Hulk™ as well as advertising focused on the BK™ Value Menu including the Cheesy Bacon BK Wrapper™.

Revenues in the U.S. and Canada increased by $128 million, or 9%, to $1.579 billion for the fiscal year ended June 30, 2008, compared to the same period in the prior year, driven by comparable sales growth of 5.4% for the period, positive net restaurant growth, the acquisition of franchise restaurants, an increase in effective royalty rates and the favorable impact on revenues from the movement of foreign currency exchange rates in Canada for the twelve month period, which contributed $17 million, or 13%, of the increase in revenues in this segment. Positive comparable sales in the U.S. and Canada for the period were driven by our innovative advertising, our barbell menu strategy, which featured new indulgent products such as the A-1 Steakhouse Burger, BBQ Bacon Tendercrisp® chicken sandwich and Homestyle Melts as well as new offerings on our BK™ Value Menu and BK™ Breakfast Value Menu such as the Spicy Chick ‘N Crisp® sandwich and the Cheesy Bacon BK Wrapper™. Our results were also fueled by successful product promotions such as the Whopper® 50th anniversary promotion featuring the Whopper® Freakout media campaign in the U.S. and the Whopper® Superiority promotion, late-night hours and successful movie tie-ins such as The Simpsons™ Movie, Transformers™, SpongeBob’s Pest of the West ™, Snoopy® and the movies noted above in the three month discussion.

EMEA/APAC

Revenues increased in EMEA/APAC by $11 million, or 6%, to $193 million for the three months ended June 30, 2008, compared to the same period in the prior year.  This net increase reflects comparable sales growth of 4.7%, the net increase of 159 new restaurants during the fiscal year, representing a 5% increase in restaurant count in this segment, as well as a $20 million favorable impact on revenues from the movement of foreign currency exchange rates in EMEA for the three month period. Positive comparable sales in the EMEA/APAC segment for the period were driven primarily by continued growth in EMEA due to successful indulgent product promotions, such as the Steakhouse Burger, Angry™ Whopper® sandwich, the King Ahorro value menu in Spain, Angus Burger limited time offers, Whopper® sandwich limited time offers, the BK™ Angus 6 Pack and Bacon Deluxe Stunner in Australia.  These increases were partially offset by the impact from a net reduction of 37 Company restaurants during the fiscal year, which included 27 Company restaurants refranchised in the U.K. and Germany and 10 net closures, primarily in the U.K.

Revenues increased in EMEA/APAC by $80 million, or 12%, to $761 million for the fiscal year ended June 30, 2008, compared to the same period in the prior year.  This net increase reflects comparable sales growth of 5.4%, the net increase in restaurant count as noted above in the three month discussion, as well as the favorable impact on revenues from the movement of foreign currency exchange rates in EMEA for the twelve month period, which contributed $70 million, or 88%, of the increase in revenues in this segment. Positive comparable sales in the EMEA/APAC segment for the period were driven primarily by continued growth in EMEA due to our continued focus on operational improvements, marketing and advertising and on high quality indulgent offerings such as the limited time offer Angry™ Whopper® sandwich and Aberdeen Angus Burger, the continued success of the King Ahorro value menu in Spain and the BK Fusions™ Real Dairy Ice Cream offerings in the U.K. These increases were partially offset by the impact of a net reduction in Company restaurants, including the refranchised and closed Company restaurants in the U.K. and Germany noted above.

Latin America

Revenues in Latin America increased by $4 million, or 15%, to $31 million for the three months ended June 30, 2008, compared to the same period in the prior year, primarily due to comparable sales growth of 5.2% for the period, the net increase of 99 new restaurants during the fiscal year, representing an 11% increase in restaurant count in this segment, and the favorable impact on revenues from the movement of foreign currency exchange rates for the three month period, which contributed $1 million, or 25%, of the increase in revenues in this segment. The improvement in comparable sales reflects continued strength in Central and South America, driven by our continued focus on the barbell menu strategy featuring value offerings and indulgent products, such as Whopper® sandwich limited time offers, successful promotional tie-ins with global marketing properties, such as Indiana Jones™ and the Kingdom of the Crystal Skull™ and Iron Man™ as well as combo meal offerings.

Revenues in Latin America increased by $13 million, or 13%, to $115 million for the fiscal year ended June 30, 2008, compared to the same period in the prior year, primarily due to comparable sales growth of 4.3% for the period, the restaurant openings noted above and the favorable impact on revenues from the movement of foreign currency exchange rates for the twelve month period, which contributed $1 million, or 8%, of the increase in revenues in this segment. The improvement in comparable sales reflects continued strength in Central and South America driven by sales of higher margin indulgent products, such as the Steakhouse Burger, Extreme Whopper® sandwich and the BK™ Stacker sandwich, and Whopper® sandwich limited time offers. In addition, promotional tie-ins with global marketing properties such as those listed above in the three month discussion and The Simpsons™ Movie, Transformers™, Scooby Doo™, and Snoopy® from earlier in the year as well as combo meal offerings also drove sales. This increase was partially offset by softer performance in Puerto Rico due to current economic conditions in that U.S. territory as well as the introduction of a VAT tax which has negatively affected disposable income.

Additional information regarding the key performance measures discussed above is as follows:

Key Revenue Performance Measures

	As of June 30,
			Increase /
	2008	2007	(Decrease)
Number of Company restaurants:
U.S. & Canada	984	897	87
EMEA/APAC	292	329	(37)
Latin America	84	77	7
Total	1,360	1,303	57

Number of franchise restaurants:
U.S. & Canada	6,528	6,591	(63)
EMEA/APAC	2,759	2,563	196
Latin America	918	826	92
Total	10,205	9,980	225

Number of system restaurants:
U.S. & Canada	7,512	7,488	24
EMEA/APAC	3,051	2,892	159
Latin America	1,002	903	99
Total	11,565	11,283	282

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(In constant currencies)
System Comparable Sales Growth:
U.S. & Canada	5.5%	4.8%	5.4%	3.6%
EMEA/APAC	4.7%	4.1%	5.4%	3.0%
Latin America	5.2%	1.5%	4.3%	3.5%
Total worldwide	5.3%	4.4%	5.4%	3.4%

Sales growth:
U.S. & Canada	6.6%	4.8%	6.0%	3.0%
EMEA/APAC	11.3%	11.9%	12.6%	7.9%
Latin America	15.1%	11.5%	13.1%	13.3%
Total worldwide	8.4%	7.0%	8.3%	4.9%

(In actual currencies)
Worldwide average restaurant sales (In thousands)	$338	$311	$1,301	$1,193

The following table represents sales at franchise restaurants.  Although the Company does not record franchise sales as revenues, royalty revenues are based on a percentage of franchise sales and are reported as franchise revenues by the Company.

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2008	2007	% Increase / (Decrease)	2008	2007	% Increase / (Decrease)
Franchise sales: (Dollars in millions)
U.S. & Canada	$2,132	$2,008	6%	$8,176	$7,699	6%
EMEA/APAC	1,017	817	24%	3,810	3,075	24%
Latin America	240	208	15%	906	800	13%
Total worldwide	$3,389	$3,033	12%	$12,892	$11,574	11%

Company Restaurant Margin (Dollars in millions)

	Percent of Revenues (1)		Amount
Three Months Ended June 30,	2008	2007	2008	2007	% Increase / (Decrease) (1)
Company restaurants:
U.S. & Canada	12.2%	15.8%	$38	$44	(14)%
EMEA/APAC	13.0%	11.6%	18	16	14%
Latin America	28.6%	25.9%	6	4	29%
Total	13.1%	14.8%	$62	$64	(4)%

(1)  Calculated using dollars expressed in hundreds of thousands.

	Percent of Revenues (1)		Amount
Twelve Months Ended June 30,	2008	2007	2008	2007	% Increase / (Decrease) (1)
Company restaurants:
U.S. & Canada	13.9%	15.3%	$163	$166	(2)%
EMEA/APAC	13.9%	13.0%	77	67	16%
Latin America	25.4%	25.9%	18	16	11%
Total	14.3%	15.0%	$258	$249	4%

(1)  Calculated using dollars expressed in hundreds of thousands.

	Three Months Ended		Twelve Months Ended
	June 30,		June 30,
Company restaurant expenses as a percentage of revenues: (1)	2008	2007	2008	2007
Food, paper and product costs	32.2%	30.6%	31.4%	30.1%
Payroll and employee benefits	29.6%	29.7%	29.8%	29.7%
Occupancy and other operating costs	25.1%	24.9%	24.5%	25.2%
Total Company restaurant expenses	86.9%	85.2%	85.7%	85.0%

(1)  Calculated using dollars expressed in the hundreds of thousands.

Total Company Restaurant Margin

Total Company restaurant margin decreased by $2 million, or 4%, to $62 million for the three months ended June 30, 2008 compared to the same period in fiscal 2007. This decrease primarily reflects the impact of significant increases in commodity costs as well as costs associated with the reimaging of Company restaurants in the U.S. and Canada, including accelerated depreciation expense and lost net revenues due to temporary restaurant closures. This decrease was partially offset by worldwide Company comparable sales growth, the net addition of 57 Company restaurants during the fiscal year and the favorable impact from the movement of foreign currency exchange rates of $3 million, primarily in EMEA. As a percentage of revenues, Company restaurant margin decreased by 1.7 percentage points for the three month period, reflecting increased commodity costs and costs associated with our restaurant reimaging program in the U.S. and Canada. This decrease was partially offset by the benefits realized from the closure and refranchising of under-performing Company restaurants in the U.K. (including benefits from the write-off of unfavorable leases) and positive worldwide Company comparable sales.

Total Company restaurant margin increased by $9 million, or 4%, to $258 million for the fiscal year ended June 30, 2008 compared to the same period in fiscal 2007. This increase was primarily driven by positive worldwide Company comparable sales, the net addition of 57 Company restaurants and the favorable impact from foreign currency exchange rates of $10 million, partially offset by a significant increase in commodity costs. As a percentage of revenues, Company restaurant margin decreased by 0.7 percentage points for the fiscal year ended June 30, 2008, reflecting increased commodity costs in the U.S. & Canada and EMEA/APAC as well as the unfavorable impact of accelerated depreciation as noted above in the three month discussion. This decrease was partially offset by benefits realized from the new flexible batch broilers (including lower depreciation expense) in the U.S. and Canada and from the closure and refranchising of under-performing restaurants in the U.K. (including benefits from the write-off of unfavorable leases).

U.S. & Canada

Company restaurant margin decreased by $6 million, or 14%, to $38 million in the U.S. and Canada for the three months ended      June 30, 2008. This decrease reflects the impact of significant increases in commodity costs as well as costs associated with the reimaging of Company restaurants, including accelerated depreciation expense and lost net revenues due to temporary restaurant closures, partially offset by positive Company comparable sales and the net addition of 87 Company restaurants in this segment during the fiscal year. As a percentage of revenues, Company restaurant margin decreased by 3.6 percentage points reflecting increased commodity costs and costs associated with our restaurant reimaging program, partially offset by the benefits realized from positive Company comparable sales.

Company restaurant margin decreased by $3 million, or 2%, to $163 million in the U.S. and Canada for the fiscal year ended June 30, 2008. This decrease reflects the impact from the factors noted in the three month discussion above as well as the favorable impact from the movement of foreign currency exchange rates of $2 million in Canada. As a percentage of revenues, Company restaurant margin decreased by 1.4 percentage points reflecting increased commodity costs and costs associated with the reimaging of Company restaurants as noted in the three month discussion above, partially offset by positive Company comparable sales and the benefits realized from the new flexible batch broilers (including lower depreciation expense).

EMEA/APAC

Company restaurant margin increased by $2 million, or 14%, to $18 million in EMEA/APAC for the three months ended June 30, 2008 compared to the same period in fiscal 2007.  This increase reflects positive Company comparable sales in this segment and the favorable impact from the movement of foreign currency exchange rates of $3 million, primarily in EMEA, partially offset by the loss of margin dollars from the refranchising of 11 Company restaurants in Germany. As a percentage of revenues, Company restaurant margin increased in EMEA/APAC by 1.4 percentage points for the three months ended June 30, 2008 due to benefits realized from the closure and refranchising of under-performing Company restaurants in the U.K. (including benefits from the write-off of unfavorable leases) and positive Company comparable sales in the segment. These benefits were partially offset by the negative impact from product mix and increased commodity costs, as well as inflationary increases in salary and fringe benefits.

Company restaurant margin increased by $10 million, or 16%, to $77 million in EMEA/APAC for the fiscal year ended June 30, 2008 compared to the same period in fiscal 2007. This increase reflects positive Company comparable sales in this segment and the favorable impact from the movement of foreign currency exchange rates of $8 million, primarily in EMEA, partially offset by the refranchising of Company restaurants as noted above in the three month discussion. As a percentage of revenues, Company restaurant margins increased in EMEA/APAC by 0.9 percentage points for the fiscal year ended June 30, 2008, due to the factors noted above in the three month discussion.

Latin America

Company restaurant margin increased by $2 million, or 29%, to $6 million in Latin America for the three months ended June 30, 2008. This increase reflects a net increase of seven Company restaurants during the fiscal year, positive Company comparable sales in this segment and the benefits from the write-off of unfavorable leases, partially offset by an increase in the cost of commodities. As a percentage of revenues, Company restaurant margin increased by 2.7 percentage points reflecting the benefits from the write-off of unfavorable leases and positive Company comparable sales in this segment, partially offset by an increase in occupancy and other costs related to new Company restaurants.

Company restaurant margin increased by $2 million, or 11%, to $18 million in Latin America for the fiscal year ended June 30, 2008. This increase reflects a net increase of Company restaurants, positive Company comparable sales and the benefits from the write-off of unfavorable leases, partially offset by an increase in the cost of commodities as noted above in the three month discussion. As a percentage of revenues, Company restaurant margin decreased by 0.5 percentage points reflecting an increase in commodity costs and occupancy and other costs related to new Company restaurants, partially offset by the benefits from the write-off of unfavorable leases.

Selling, General and Administrative Expenses (Dollars in millions):

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2008	2007	% Increase / (Decrease)	2008	2007	% Increase / (Decrease)

Selling Expenses	$24	$20	20%	$91	$83	10%
General and Administrative Expenses	106	108	(2)%	409	391	5%
Total Selling, General and Administrative Expenses	$130	$128	2%	$500	$474	5%

Selling expenses increased by $4 million, or 20%, to $24 million for the three months ended June 30, 2008, compared to the same period in the prior year. The increase is primarily attributable to $1 million of discretionary contributions to advertising funds in EMEA, $1 million of additional sales promotions and advertising expenses generated by higher Company restaurant revenues and $1 million of unfavorable impact from the movement in foreign currency exchange rates.

Selling expenses increased by $8 million, or 10%, to $91 million for the fiscal year ended June 30, 2008, compared to the prior year. The increase is primarily attributable to $4 million of additional sales promotions and advertising expenses generated by higher Company restaurant revenues, a $4 million reduction in the amount of bad debt recoveries as compared to the prior year and $4 million of unfavorable impact from the movement in foreign currency exchange rates, partially offset by a $4 million reduction in the amount of discretionary contributions to advertising funds in EMEA.

General and administrative expenses decreased by $2 million, or 2%, to $106 million for the three months ended June 30, 2008, compared to the same period in the prior year. The decrease is primarily attributable to a $2 million decrease in corporate salary and fringe benefits and $7 million in miscellaneous cost savings and other items, including decreased insurance costs and an increase in the amount of capitalized indirect labor costs on capital projects. These decreases were partially offset by a $3 million increase in general corporate travel and meeting costs, a $2 million increase in stock based compensation expense and $5 million of unfavorable impact from the movement of foreign currency exchange rates.

General and administrative expenses increased by $18 million, or 5%, to $409 million for the year ended June 30, 2008, compared to the same period in the prior year. The increase is attributable to a $6 million increase in stock based compensation expense as an additional year of grants is included in the expense amounts. In addition, general and administrative expenses increased as a result of a $5 million increase in corporate salary, fringe benefits and other employee-related costs, a $5 million increase in general corporate travel and meeting costs and $15 million of unfavorable impact from the movement of foreign currency exchange rates, primarily in EMEA. These increases were partially offset by a $2 million decrease in operating costs, which includes a decrease in rent expense, utility expense and repairs and maintenance and $8 million in miscellaneous cost savings and other items as noted above in the three month discussion.

Other Operating (Income) Expense, Net

Other operating expense, net for the three months ended June 30, 2008 was $8 million, compared to $5 million for the same period in the prior year. Other operating expense, net for the three months ended June 30, 2008 includes a loss of $3 million from forward currency contracts used to hedge intercompany loans denominated in foreign currencies, $2 million of charges associated with the acquisition of franchise restaurants from a large franchisee in the U.S., a net loss of $2 million from the disposal of real estate and other assets, primarily from the closure of restaurants in the U.K. and $1 million of franchise system distress costs in the U.K. Other operating expense, net for the three months ended June 30, 2007 includes $7 million in costs associated with the termination of the Company’s lease for a new headquarters facility, which the Company had proposed to build in Coral Gables, FL and $1 million in charges for litigation reserves, partially offset by a net gain of $1 million from the disposal of assets and a gain of $2 million from forward currency contracts used to hedge intercompany loans denominated in foreign currencies.

Other operating (income) expense, net in fiscal 2008 was $1 million of expense, compared to $1 million of income for the same period in the prior year. Other operating expense, net in fiscal 2008 includes $4 million of franchise system distress costs in the U.K., which includes a $1 million payment made to our sole distributor, $2 million of foreign currency transaction losses, $2 million of charges associated with the acquisition of franchise restaurants primarily from a large franchisee in the U.S., $1 million in charges for litigation reserves and a loss of $1 million from forward currency contracts used to hedge intercompany loans denominated in foreign currencies.  These costs were partially offset by a net gain of $10 million from the disposal of assets and restaurant closures, primarily in Germany and the U.S., which includes the refranchising of Company restaurants in Germany. Other operating income, net in fiscal 2007 includes a net gain of $5 million from the disposal of assets, and a gain of $7 million from forward currency contracts used to hedge intercompany loans denominated in foreign currencies, partially offset by $7 million in costs associated with the termination of the lease for a new headquarters facility which the Company had proposed to build in Coral Gables, FL, $2 million in charges for litigation reserves and $3 million in franchisee workout costs.

Income from Operations (by Segment) (Dollars in millions):

	Three Months Ended June 30,			Twelve Months Ended June 30,
	2008	2007	% Increase / (Decrease)	2008	2007	% Increase / (Decrease)

U.S. & Canada	$84	$87	(3)%	$348	$336	4%
EMEA/APAC	19	11	73%	92	54	70%
Latin America	12	9	33%	41	35	17%
Unallocated	(33)	(35)	(6)%	(127)	(134)	(5)%
Total	$82	$72	14%	$354	$291	22%

Interest Expense, Net

Interest expense, net decreased by $3 million and $6 million during the three and twelve months ended June 30, 2008, respectively, compared to the same periods in the prior year, reflecting a reduction in the amount of borrowings outstanding due to early prepayments of our debt and a decrease in rates paid on borrowings during both periods.  The weighted average interest rates for the three months ended June 30, 2008 and 2007 were 4.20% and 6.85%, respectively, which included the impact of interest rate swaps on 79% and 51% of our term debt, respectively. The weighted average interest rates for the twelve months ended June 30, 2008 and 2007 were 6.02% and 6.91%, respectively, which included the impact of interest rate swaps on 56% and 57% of our term debt, respectively.

Income Taxes

Income tax expense was $18 million during the three months ended June 30, 2008.  Our effective tax rate was 26% for the quarter primarily as a result of tax benefits realized from closure of Federal, State and Foreign audits and dissolution of a foreign partnership.  Income tax expense for the three months ended June 30, 2007 was approximately $20 million, primarily related to tax contingencies and valuation allowances.

Income tax expense was $103 million during the fiscal year ended June 30, 2008.  Compared to the same period in the prior year, our effective tax rate increased slightly by approximately 1.6 percentage points to 35.2%.